EXHIBIT 10.5

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This agreement ("Agreement") is made effective as of September 1, 1999 between OnLine Entertainment, Inc., (the "Company") and Garth Woodland (the "Executive"). The Executive has been employed and is continuing to serve the Company as Vice President-Engineering, Research and Development.

         In consideration of the mutual benefits and obligations in this Agreement, and intending to be legally bound hereby, the Company and the Executive agree as follows:

         1.       OFFICE AND DUTIES

         The Executive shall be employed as an executive officer of OnLine Power Supply, Inc., ("OPS"), which as of the date of this Agreement is a subsidiary corporation of the Company. At such time as the Company changes its name to "OnLine Power Supply, Inc." the Executive's position shall continue to be Vice-President-Engineering, Research and Development for the Company, with primary duties in the power supply division. The Executive shall have the duties specified in the Bylaws of the Company, and such duties as may be lawfully assigned by the Board of Directors, either directly or through his supervisor. The Company may reassign the Executive to serve in other divisions or for other subsidiaries, consistent with his abilities and the needs of the Company. The Company reserves the right to designate his place of work.

         Executive agrees to devote substantially all of his normal workday time and energy to the performance of the duties of his position. Notwithstanding the above, Executive shall be permitted to have interests in other businesses that do not compete with the Company or its subsidiaries, or otherwise are in violation of this Agreement, and he may render services for such other business interests, provided such service does not prevent Executive from performing his duties under this Agreement. The Executive agrees with the Company that any and all inventions or designs or improvements to electronic or electrical devices or systems which he creates alone or with others, during the term of this Agreement (hereafter, the "OTHER INVENTIONS"), shall be presented and disclosed first to the Company, for its decision to take up and exploit the Other Inventions even if it is or they are outside of the line of products then being worked on by any employees or consultants to the Company. The Executive agrees with the Company that any and all intellectual rights to such Other Inventions shall belong exclusively to the Company, until it is or they are presented and disclosed to the Company by the Executive. If the Company decides to take up and exploit such Other Inventions, the Company shall thereafter own any and all intellectual rights to it or them forever, provided that the Company proceeds in good faith and uses its best efforts to exploit it or them. The Company shall make its decision in a commercially reasonable period of time, not to exceed six months after full presentation and disclosure to the Company by the Executive. If after a reasonable period of time, the Company and the Executive agree that the Company cannot proceed

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further with such exploitation,  then the Company shall assign the rights to the
Other Inventions back to the Executive.

         2.       TERM OF EMPLOYMENT

         The Company shall employ the Executive and he accepts such employment for a term beginning on the date of this Agreement and ending September 1, 2004, upon the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, if this Agreement shall not have terminated in accordance with the provisions herein on or before September 1, 2004, the Company consents to the renewal of this Agreement for an additional term of five years, unless on or after September 30, 2003, but before March 31, 2004 the Board of Directors notifies the Executive in writing of its determination to have this Agreement expire six months from the date of such notification. If that notification is given, then this Agreement shall expire on the six-month anniversary of the date when notification is given to the Executive.

         3.       DEFINITIONS.

         For the purposes of this Agreement, these terms shall have the meaning set forth in this paragraph:

        "BASE COMPENSATION " shall mean an amount per annum equal to the sum of:

         (a) The annual Base Salary in effect for Executive immediately preceding the termination of employment. The Base Salary for the Executive as of the date of this Agreement is stated in Section 4 below.

         (b) Continued participation in all basic and supplemental life, accident, disability, and other Company-sponsored insurance benefits provided to the Executive immediately preceding the date of this Agreement (assuming the Executive is insurable). Life insurance, if available for the Executive, will provide for a split of benefits in the event of death equally between his estate and the Company. If this Agreement is terminated other than for cause, then the Company will continue to provide the same insurance benefits for so long as Base Salary is paid to him or his estate; if continued participation in one or more of these benefits is not possible, the Company will continue him in benefits which are substantially similar to those which Executive would have been entitled to if he had continued as an employee of the Company at the same compensation level which was in effect immediately prior to his termination.

         (c) Continuance of vesting and benefit accrual under any Company-sponsored retirement programs in effect for Executive immediately prior to termination (or, if continued participation in such programs is not possible, benefits substantially similar to those which Executive would have been entitled to if he had continued as an employee of the Company at the same compensation level immediately prior to termination). However, the terms of

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         any incentive stock options  granted to the Executive  pursuant to this
         Agreement or otherwise shall be controlling with respect to the vesting and benefit accrual provisions of such options.

         "BOARD " means the Board of Directors of the Company.

         "CAUSE" shall mean (i) willful refusal by the Executive to follow a lawful written demand signed by the Board; (ii) the Executive's willful and continued failure to perform his duties under this Agreement (but not his failure to perform due to physical or mental illness) after a written demand is delivered to the Executive by the Board specifically identifying the manner in which the Board believes the Executive has failed to perform his duties; (iii) the Executive's willful engagement in conduct materially injurious to the Company; (iv) the Executive's conviction of any felony; or (v) the Executive's breach of any provisions of this Agreement. For purposes of clauses (i), (ii) or
         (iii) of this definition, no act, or failure to act on the Executive's part shall be deemed 'willful' unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act or failure to act was in the best interests of the Company.

         "CONSTRUCTIVE TERMINATION" shall mean the Executive's voluntary termination of employment within ninety (90) days following the occurrence of one or more of the following events, unless such event is approved by the Executive in advance of such event.

         A failure by the Company to perform any part of this Agreement that is not remedied within ten (10) business days of notification by Executive of such failure, including any violation of Executive's rights as described in this Agreement unless such rights are replaced by alternative rights of approximately equal value;

         A reduction of Executive's title or responsibilities below positions specified in or pursuant to this Agreement; or

         A relocation of  Executive's  primary place of business more than fifty
         (50) miles from its location as of the date of this Agreement.

         "DISABILITY" shall be deemed to have occurred if the Executive is unable to substantially perform the normal duties of his position with the Company, or if the Executive makes application for disability benefits under any Company-sponsored long-term disability program covering the Executive and he qualifies for such benefits.

         "RETIREMENT" shall mean the Executive's voluntary termination of service with the Company at any time after he reaches age 55, where the Executive retires from substantially full time employment generally.


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         4.       COMPENSATION

         For all services rendered by the Executive in any capacity to the Company or any subsidiary or successor during the term of this Agreement, the Executive shall be compensated with the Base Compensation as defined in this Agreement (including the Base Salary, options, performance cash compensation bonus, and automobile allowance as they are specified below):

         BASE SALARY. The minimum base salary payable to the Executive upon commencement of this Agreement shall be $60,000. The Board or its Compensation Committee (if one is designated) will review the Executive's Base Salary at least annually to determine the amount of any increase. Upon any increase in the Executive's Base Salary, such increased rate shall thereafter constitute the Executive's annual Base Salary for all purposes of this Agreement, except that the Company may reduce the Executive's Base Salary during any year by not more than 10% below the Base Salary in effect at the beginning of the year as part of any general salary reduction which applies to all officers of the Company and its subsidiaries. Such a reduction shall not constitute a termination of this Agreement.

         INCENTIVE STOCK OPTIONS. In recognition of the significant contributions to the Company by the Executive up to the date of this Agreement, the Company shall issue to the Executive options to purchase 523,000 shares of the Company's common stock (the "BONUS OPTIONS"). All of these options shall be issued as fully vested as of the date of this Agreement. The exercise price per share shall be the average of the bid and ask prices of the common stock on September 1, 1999. The options shall be issued under the Incentive Stock Option Plan. All of these options shall expire on September 1, 2009.

         In addition, as an incentive for continued contributions to the Company, the Company shall issue to the Executive options to purchase an additional 500,000 shares of the Company's common stock (the "PERFORMANCE OPTIONS") with the same exercise price per share (the average of the bid and ask prices of the common stock on September 1, 1999). Subject to the terms of the Incentive Stock Option Plan, the vesting of these options shall be twenty percent (20%), or 125,000 shares, on each anniversary of this Agreement. Each vested portion of the options shall have a term of five (5) years, but such term shall be shortened in the event of termination of employment, for any reason, and in that event the Bonus Options and the Performance Options all shall expire when the covenant not to compete (elsewhere stated in this Agreement) expires.

         Provided that the Company's common stock is registered with the Securities and Exchange Commission under section 12(g) of the Securities Act of 1934, then, as soon as practicable after such registration is effective, the Company will use its best efforts to file with and have declared effective by the Securities and Exchange Commission a registration statement on Form S-8 (or comparable form for the registration of employee compensation plans), under section 5 of the Securities Act of 1933, so as to allow the resale into the public markets by the Executive of the shares of common stock acquired on exercise of the Bonus and Performance Options. Such

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registration  also shall cover any shares  issued in payment of the  Performance
Bonus, as provided below.

         If there shall be a combination of the Company with another company where the Company is not the surviving entity, and as a result thereof the Executive does not continue his employment under this Agreement, or this Agreement is not accepted and continued by the surviving entity, then the Executive shall be immediately fully vested in all Performance Options.

         PERFORMANCE BONUS. In order to promote goals that may increase shareholder value, the Executive shall be paid Performance Bonuses during the term of this Agreement as follows: For the Company's fiscal year ending December 31, 2000 and for each subsequent fiscal year during the term of this Agreement, an amount equal to fifty percent (50%) of Base Salary if the Company achieves audited consolidated gross revenue of $2,000,000 or more for the fiscal year ending December, 2000. Each Performance Bonus shall be payable either 30 days following the date the Company's audited consolidated financial statements for the fiscal year are delivered to the Company or on March 15 following the end of the fiscal year, whichever is later. At the election of the Executive, the Performance Bonus may be paid in cash or in shares of common stock valued at the average bid and ask prices of the common stock; shares issued in payment will be restricted from transfer in accordance with the Securities Act of 1933.

         VACATION. Executive shall receive paid vacation per year in accordance with the regular policies of the Company in effect for all employees, or classes of employees, as established from time to time.

         VEHICLE ALLOWANCE. The Executive shall be paid a nonaccountable vehicle expense allowance of $500.00 per month, to be used at his discretion for operating expenses, vehicle purchase or lease, or insurance, or any combination thereof.

         EXPENSE REIMBURSEMENT. The Company shall reimburse the Executive for all reasonable expenses incurred by Executive in connection with performance of his duties upon submission of itemized expense vouchers, subject to such guidelines and policies as may be promulgated by the Company for senior executives or employees from time to time.

         LIFE INSURANCE. In addition to any coverage required by the Company, the Executive shall be provided with a life insurance policy in the amount of $250,000 (provided he is insurable and can meet the medical conditions for such coverage), with the policy proceeds payable one-half to the Company and one-half to such beneficiaries as he shall designate.

         TAX MATTERS. If any payments due to the Executive under this Agreement result in the Executive's liability for an excise tax ("parachute tax") under the Internal Revenue Code, the Company will pay to Executive, after deducting any Federal, state, or local income tax imposed on the payment, an amount sufficient to fully satisfy the "parachute tax" liability. Such payment shall be made to the Executive not later than thirty (30) days prior to the due date of the "parachute tax."

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To the extent  required by law,  the Company  shall  withhold  from any payments under this Agreement any applicable federal, state, or local withholding taxes.

         5.       TERMINATION.  If this Agreement is terminated:

         (a) By the Company without cause, or if the Employee voluntarily leaves the employment of the Company, or if the Employee is terminated through Constructive Termination (provided in any event that the Executive does not breach the other provisions of this Agreement concerning covenants not to compete and observing the Trade Secrets of the Company), or if the Executive dies or becomes disabled, then the Company will continue to pay the Executive (or his estate) his Base Salary under this Agreement until the expiration of the term of this Agreement. The Company also shall pay him any Performance Bonus to which he otherwise would be entitled because of the audited consolidated gross revenues of the Company during the fiscal year when he is terminated; such payment shall be made when the audited financial statements are delivered to the Company for that year. Termination without cause under this Section 5(a) shall not affect either the Bonus Options or the vested Performance Options, and the remaining unvested Performance Options shall continue to vest as provided in this Agreement. However, upon termination of employment, all of such options which have not been exercised shall become "nonqualified" stock options under federal income tax law. In addition, all of the Bonus Options and all of the Performance Options which are vested on the third anniversary of the termination of this Agreement, shall expire and thereafter be unexercisable. Upon termination under this Section 5(a), all payments of the other compensation and benefits shall terminate unless otherwise provided by law with respect to health insurance coverage.

         (b) By the Company for cause, all payments of all Base Compensation and all of the other compensation and benefits shall cease (except for those health insurance benefits which the Company is required to pay by law), but the Company shall be obligated to pay the Performance Bonus to which he otherwise would be entitled because of the audited consolidated gross revenues of the Company during the fiscal year when he is terminated (such Performance Bonus shall be paid when the audited financial statements are delivered to the Company for that year). There shall be no further vesting of Performance Options, and all of the vested unexercised Performance Options shall become "nonqualified" stock options under federal income tax law. In addition, all of the Bonus Options and all of the vested Performance Options shall expire on the third anniversary of termination of this Agreement and thereafter be unexercisable.

         (c) Should the Executive exercise his right to terminate employment voluntarily for Constructive Termination, the Company shall continue to employ him as an advisor and consultant ("CONSULTING EMPLOYMENT") for a period of five years. During the period of Consulting Employment, the Executive shall at reasonable times but not full time, be available to consult with and advise the Company. The Executive shall be entitled to all benefits under this Agreement, including base salary, performance and incentive bonuses during the term of the Consulting Employment, which term shall be negotiated between the Company and the individual. During the period of Consulting Employment, the individual shall be permitted to engage in any business so

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long as such business  practice is not in competition  with the Company and does not violate the Trade Secrets provisions of this Agreement.

         (d) In the event of termination of employment of the Executive for any reason, the Company shall immediately release the Executive, and obtain the release of Executive by third parties, from any and all personal guarantees and other credit obligations the Executive has incurred or undertaken on behalf of the Company, and shall cause the immediate repayment of indebtedness owed to the Executive or members of his family or trusts set up by him or by members of his family.

         6. COVENANT NOT TO DISCLOSE TRADE SECRETS; COVENANT NOT TO COMPETE, OR INTERFERE.

         The parties hereto recognize that the Company must preserve its specialized knowledge, Trade Secrets, and other confidential information concerning its business. The disclosure of this information, Trade Secrets and knowledge to any competitors would be detrimental to the Company and cause it irreparable harm. By reason of his position with the Company, the Executive has or will have access to, and has obtained or will obtain, specialized knowledge, Trade Secrets and confidential information about the Company's operations and the operations of its subsidiaries. Therefore, the Executive hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement with him:

         (a) DEFINITIONS. As of the date of this Agreement, the COMPANY'S BUSINESS is the following: The design and marketing of power supply systems and devices, and the design and marketing of products related to improved power supply performance and continuity through power surges and interruptions (hereafter, the "GOODS"). As of the date of this Agreement, the Company's Business is being conducted predominantly in the United States, and may also be conducted in Europe and Asia. Therefore, for purposes of this Agreement, Areas shall be defined to be the United States (and its Territories), and the European Union, and in Taiwan and Thailand.

         The TRADE SECRETS of the Company include: Recipes and techniques for power supply systems and devices and power supply performance and supply protection devices, and all of the data, know-how, formulae, compositions, processes, samples, inventions and ideas; the data and results of all past, current and planned (as well as unplanned as of the date of this Agreement) research and development work; all current and planned marketing and distribution strategies; all past, current and future customer lists; all write-ups of current and anticipated customer (and prospective customer) requirements; all price lists, market studies, and business plans of the Company; and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing. Trade Secrets shall further include any and all intellectual property associated with the preceding, including without limitation state and federal and common law copy rights, and all patent rights. In addition, Trade Secrets shall include any Trade Secrets which are developed after the date of this Agreement and during its term, and also any Other Inventions which the Executive develops on his own time and which the Company elects to take up and exploit.


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         (b) COVENANT NOT TO DISCLOSE TRADE SECRETS. The Executive  acknowledges and agrees that all Trade Secrets known or obtained by the Executive, whether before or after the date hereof, are the property of the Company. Therefore, in consideration of entering into this Agreement, the Executive agrees that he will not, at any time, disclose to any unauthorized persons or use for his own account or for the benefit of any third party any Trade Secret, whether the Executive has such information in his memory or embodied in writing or other physical form, without the Company's written consent, unless and to the extent that the information which constitutes the Trade Secret becomes generally known and available for use by the public other than as a result of Executive's breach of this Agreement. The Executive agrees to deliver to the Company at any time the Company may request while this Agreement is in effect, all of the documents, memoranda, notes, plans, records, reports, and other documentation relating to the Trade Secrets that the Executive may then possess or have under his control. In the event of termination of this Agreement, the Executive agrees to deliver immediately to the Company all of the documents, memoranda, notes, plans, records, reports, and other documentation relating to the Trade Secrets that he may then possess or have under his control.

         (c)      COVENANT NOT TO COMPETE, OR INTERFERE.

         (i) In further consideration of entering into this Agreement with the Company, the Executive agrees that if this Agreement is terminated either by the Executive or by the Company, then, for a period of three years after such termination, the Executive will not, either directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, or control of, or be employed by, associated with, or consult with, any business whose products or activities compete in whole or in part with the Company's Business, anywhere in the Areas. The Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. Further, the Executive agrees not to (i) induce or attempt to induce, directly or indirectly, either for himself or any other person, any employee of the Company to leave the employ of the Company; (ii) in any way interfere with the relationship between the Company and any employee of or consultant to or independent contractor of the Company; (iii) employ, or otherwise engage as an employee, independent contractor, consultant or otherwise, any employee, consultant or independent contractor of the Company; or
(iv) induce or attempt to induce any customer, supplier, or business relation of the Company to cease doing any business with the Company, or expand its business in the Goods to include any similar goods dealt in or handled by another company.

         (ii) If this Agreement is terminated without cause under Section 5(a), then the foregoing covenant not to compete, or interfere, shall continue to be applied to the Executive, and the Executive shall be free to provide consulting services to the Company, or to any other person or organization, but the Executive shall not be free to compete with the Company, and he shall continue to observe the Trade Secrets of the Company and not use the Company's Trade Secrets without its prior written consent.


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         The covenant under subsection (i) not to compete,  or interfere,  shall not be construed to prevent the Employee from owning not more than 5% of any entity which files reports with the Securities and Exchange Commission as a
"public  company."   Notwithstanding  the  provisions  of  this  paragraph,  the
Executive shall continue to be subject to, and agrees to comply with, the provisions with respect to Trade Secrets of the Company.

         In the event that a court finds any clause of this subsection (c) to be overly broad, and therefore not enforceable, the court shall modify this subsection (c) in order to reflect the maximum restraint allowable, and shall then enforce such subsection, as so modified.

         The Company and the Executive agree that except as otherwise expressly provided therein, all provisions of Section 6 (and of Section 7 below) of this Agreement shall survive termination of this Agreement, and such provisions shall remain in effect until three years after termination of this Agreement.

         7. INJUNCTIVE RELIEF. In the event of any violation of Section 6 (which shall constitute a breach of this Agreement), the Company shall be entitled to injunctive relief to the extent allowable, and shall then be entitled to continue to enforce such relief ordered. The Company shall not be required to post any bond in such injunctive proceedings.

         In the event of any arbitration, litigation or other proceeding arising as a result of the breach of this Agreement, including without limitation any injunctive or other proceeding with respect to the rights of the Company under Sections 6 or 7, the party or parties prevailing in such arbitration, litigation or proceeding shall be entitled to collect the costs and expenses of bringing or defending such arbitration, litigation or proceeding, including reasonable attorney's fees, from the party or parties not prevailing. The preceding shall be interpreted so as to entitle the party prevailing in any arbitration to collect the costs and expenses of litigation or other proceeding incurred by such party, which litigation or other proceeding occurred prior to the dispute being heard in arbitration.

         8. OTHER PROVISIONS. With respect to the matters specified herein, this Agreement contains the entire agreement between the parties and supersedes all prior oral of written agreements, understandings and commitments between the parties. In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Agreement. Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof if delivered or, if by express delivery service, 24 hours after placing in the control of an express delivery service; or if mailed, 72 hours after having been deposited in the United States mail, postage prepaid, and addressed in the case of the Company to its, and in the case of the Executive to Garth Woodland, 7017 South Fairfax Street, Littleton, CO 80122. Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.


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         This  Executive  Employment  Agreement  has been  signed by the parties effective as of the date first stated above.

ONLINE ENTERTAINMENT, INC.


    /s/    Larry G. Arnold
----------------------------------


EXECUTIVE


    /s/   Garth Woodland
----------------------------------



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